Exhibit 5.2

Great Lakes Dredge & Dock Corporation	2122 York Road Oak Brook, Illinois USA 60523-1981 TEL 630.574.3000 FAX 630.574.3007

August 7, 2015

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Re:	7.375% Senior Notes due 2019

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), and the direct and indirect subsidiaries of the Company listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $25,000,000 principal amount of the Company’s 7.375% Senior Notes due 2019 (the “New Notes”) and the related guarantees of the New Notes (the “New Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 7.375% Senior Notes due 2019 (the “Old Notes”) and the related guarantees of the Old Notes (the “Old Guarantees”) by the Guarantors. The Old Notes and the Old Guarantees were, and the New Notes and the New Guarantees will be, issued under an Indenture dated as of January 28, 2011, as supplemented by that certain First Supplemental Indenture dated as of May 6, 2011, that certain Second Supplemental Indenture dated as of January 15, 2013 and that certain Third Supplemental Indenture dated as of November 19, 2014 (as supplemented, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). I refer to the Guarantor identified in Schedule I as Fifty-Three Dredging Corporation as the “New Jersey Guarantor”.

As Vice President, General Counsel – Dredging Operations and Assistant Secretary of the Company, I am delivering this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the New Jersey Guarantor relating to the Registration Statement, the Indenture and the issuance by the New Jersey Guarantor of the Old Guarantee and the New Guarantee. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the New Jersey Guarantor and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies

Great Lakes Dredge & Dock Corporation

August 7, 2015

thereof submitted to me for examination. As to facts relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the New Jersey Guarantor.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, I am of the opinion that:

1. the New Jersey Guarantor is a corporation validly existing under the laws of the State of New Jersey and, based solely on a certificate issued by the New Jersey Department of Treasury, the New Jersey Guarantor is in good standing in the State of New Jersey;

2. the New Jersey Guarantor has the corporate power and authority to enter into, and perform its obligations under, the Indenture;

3. the execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action on the part of the New Jersey Guarantor; and

4. the Indenture has been duly executed and delivered by the New Jersey Guarantor.

My opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), I have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument and (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; provided that I make no such assumption insofar as such assumption relates to the New Jersey Guarantor. I have also assumed that no event has occurred or will occur that would cause the release of the New Guarantee by the New Jersey Guarantor under the terms of the Indenture.

This opinion letter is limited to the laws of the State of New Jersey (excluding the securities laws of such State). I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Great Lakes Dredge & Dock Corporation

August 7, 2015

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kathleen M. LaVoy

Kathleen M. LaVoy

Vice President & General Counsel – Dredging Operations

Assistant Secretary

Great Lakes Dredge & Dock Corporation

Schedule I

Name of Guarantor	State of Incorporation or Formation
Great Lakes Dredge & Dock Company, LLC	Delaware
Dawson Marine Services Company	Delaware
Great Lakes Dredge & Dock Environmental, Inc.	Delaware
NASDI Holdings, LLC	Delaware
Fifty-Three Dredging Corporation	New Jersey
Terra Contracting Services, LLC	Delaware
Terra Fluid Management LLC	Delaware
Great Lakes Environmental & Infrastructure Solutions, LLC	Delaware
Magnus Pacific, LLC	Delaware